FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-199921-02

----- Original Message -----
From: CS SP SYNDICATE (CREDIT SUISSE SECURI)
At: May  5 2015 12:47:05

CSAIL COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2015-C2

Lead Manager and Sole Bookrunner : CREDIT SUISSE
Co-Managers                      : UBS, Jefferies
Rating Agencies                  : Moody's/DBRS/Kroll/Morningstar
Offering Type                    : SEC-Registered
ERISA                            : Yes

	RATINGS	SIZE	WAL
CLS	MDY/DBRS/KBRA/M*	($MM)	YRS	BNCH	**GUIDANCE**
A1	Aaa/AAA/AAA/AAA	64.150	2.42	IntS + 40 area
A2	Aaa/AAA/AAA/AAA	30.615	4.53	IntS + 52 area
A3	Aaa/AAA/AAA/AAA	300.000	9.59	**NOT AVAILABLE**
A4	Aaa/AAA/AAA/AAA	470.236	9.85	IntS + 86 area
ASB	Aaa/AAA/AAA/AAA	101.489	7.11	**NOT AVAILABLE**
AS	Aa2/AAA/AAA/AAA	115.744	9.90	IntS + 115-120
B	NR/AA-/AA-/AA-	82.732	9.96	IntS + 152 area
C	NR/A-/A-/A-	55.228	9.99	IntS + 207 area
D	NR/BBB-/BBB-/BBB-	56.954	9.99	IntS + 330 area

COLLATERAL SUMMARY
Initial Pool Balance  : $1,380,701,089
Number of Loans       : 118
Number of Properties  : 160
WA Cut-Off Date LTV   : 66.2%
WA Maturity LTV       : 57.1%
WA U/W NCF DSCR       : 1.78x
WA U/W NOI Debt Yield : 10.2%
Top Ten Loans         : 35.2%
WA Term to Maturity   : 117 months
WA Seasoning          : 2 months

SPONSORS AND LOAN SELLERS
Column Financial, Inc.                       : 36.7%
UBS Real Estate Securities Inc.              : 27.7%
BSPCC Lender L.L.C.                          : 13.3%
MC-Five Mile Commercial Mortgage Finance LLC :  8.9%
The Bancorp Bank                             :  6.9%
Jefferies LoanCore LLC                       :  6.5%

Top 5 Property Types : Retail (40.0%), Office (18.8%), Multifamily (17.6%),
                            Hotel (16.1%), MH (3.9%)

Top 5 States         : CA (20.6%), TX (16.2%), OH (7.8%), FL (7.4%), MD (6.9%)

Master Servicer      : Wells Fargo
Special Servicer     : Rialto

DOCUMENTS AND TIMING
Term Sheet, Annex A    : Available
FWP                    : Available
Price Guidance         : Available
Presales               : Available
Anticipated Pricing    : Wed/Thurs
Anticipated Settlement : 5/20/2015
Audio NetRoadshow      : www.netroadshow.com    Entry Code: CMT8573

THIRD PARTY PASSWORDS
Vendor    | Deal            | Password
==========|=================|===================
Intex     | CSI15C02        | g8f7mr3p1hsadk6f
Trepp     | CSAIL 2015-C2   | 2015CSAIL2
Bloomberg | CSAIL 2015-C2   | 2015CSAIL2
==========|=================|===================
* Red CDI available upon request

CS SYNDICATE
Craig Leonard   212-325-8539
Roger Tedesco   212-325-8539
Kari Zhang      212-325-8539

CS CMBS BANKING
Chuck Lee       212-538-1807
Michael Brunner 212-325-0230
Kevin Quinn     212-538-4612

CS CMBS TRADING
Chris Callahan  212-325-4240
Matt Masso      212-325-4240

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Investors are urged to read the final prospectus supplement relating to these securities because it contains important information regarding the offering that is not included herein.  The issuer, any underwriter or any dealer participating in the offering will arrange to send you the final prospectus supplement if you request it by calling toll-free 1-800-211-1037.

The asset-backed securities referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis.  You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

Because the asset-backed securities are being offered on a "when, as and if issued" basis, any such contract will terminate, by its terms, without any further obligation or liability between us, if the securities themselves, or the particular class to which the contract relates, are not issued.  Because the asset-backed securities are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities prior to the closing date.  If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation or liability between us (the "Automatic Termination").  If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class.  To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein.  Credit Suisse Securities (USA) LLC and the other underwriters make no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes.  The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options).  Credit Suisse Securities (USA) LLC and the other underwriters may have an investment or commercial banking relationship with the issuer.

Information in these materials is current as of the date appearing on the material only.  This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.  The information in this free writing prospectus is preliminary and subject to change.  Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities.  These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.  You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The issuer has filed a registration statement (including a prospectus) with the SEC (registration statement file no. 333-199921) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-211-1037.  The securities may not be suitable for all investors.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.
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